UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 3, 2010 (November 29, 2010)

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-34134	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices)

(86) 10-51691999
Registrant’s Telephone Number, Including Area Code:

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 29, 2010, China TranWiseway Technology Co., Ltd. ("China TranWiseway"), a variable interest entity of China TransInfo Technology Corp., entered into a short-term loan agreement with Zhongguancun Haidianyuan Branch of Bank of Beijing Co., Ltd. ("Bank of Beijing"), pursuant to which Bank of Beijing has agreed to loan to China TranWiseway RMB 30,000,000 (approximately $4,400,000). The loan has an annual interest rate equal to 10% above the benchmark interest rate as of the date of the first withdrawal of the principal and the interests must be paid on a quarterly basis. The loan expires within 12 months after the date of the first withdrawal but can be renewed upon the written consent by Bank of Beijing. Under the terms of the loan agreement, China TranWiseway is subject to customary affirmative and negative covenants. The loan may be accelerated and Bank of Beijing may demand immediate payment of the principal and accrued interests upon the occurrence of an event of default which includes, among other things, a failure to make principal or interest payments timely, material breach of representations and warranties by China TranWiseway, and certain events of liquidation or bankruptcy.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the loan agreement or the transactions contemplated thereby, or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the loan agreement attached hereto as Exhibit 10.1.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)     Exhibits

Exhibit	Description
10.1	English Translation of Loan Agreement, dated November 29, 2010, by and between China TranWiseway Technology Co., Ltd. and Zhongguancun Haidianyuan Branch of Bank of Beijing Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: December 3, 2010

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	English Translation of Loan Agreement, dated November 29, 2010, by and between China TranWiseway Technology Co., Ltd. and Zhongguancun Haidianyuan Branch of Bank of Beijing Co., Ltd.